Exhibit 99.4

VERSO PAPER HOLDINGS LLC

and

VERSO PAPER INC.

Offer to Exchange up to

$72,882,000 Aggregate Principal Amount of their 11.75% Senior Secured Notes Due 2019

For Any and All of Their Outstanding 11.75% Senior Secured Notes Due 2019

THE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M.,

NEW YORK CITY TIME, ON                     , 2013

UNLESS EXTENDED.

To Our Clients:

Enclosed for your consideration is a Prospectus dated                     , 2013 (the “Prospectus”) and a Letter of Transmittal (which together constitute the “Exchange Offer”) relating to the offer by Verso Paper Holdings LLC and Verso Paper Inc. (together, the “Issuers”) to exchange their 11.75% Senior Secured Notes due 2019 (the “Additional Senior Secured Notes”) for a corresponding and equal aggregate principal amount of new 11.75% Senior Secured Notes due 2019 (the “Additional Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”). As set forth in the Prospectus, the terms of the Additional Exchange Notes are identical in all material respects to the corresponding Additional Senior Secured Notes, except that the Additional Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of additional interest to the holders of the Additional Senior Secured Notes under certain circumstances relating to the Registration Rights Agreement, dated January 31, 2013, among the Issuers, the subsidiary guarantors party thereto and Citigroup Global Markets Inc., on behalf of the holders of the initial 11.75% Senior Secured Notes due 2019.

The enclosed material is being forwarded to you as the beneficial owner of Additional Senior Secured Notes carried by us for your account or benefit but not registered in your name. An exchange of any Additional Senior Secured Notes may only be made by us as the registered holder and pursuant to your instructions. Therefore, we urge beneficial owners of Additional Senior Secured Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such holder promptly if they wish to exchange Additional Senior Secured Notes in the Exchange Offer.

Accordingly, we request instructions as to whether you wish us to exchange any or all such Additional Senior Secured Notes held by us for your account or benefit, pursuant to the terms and conditions set forth in the Prospectus and Letter of Transmittal. We urge you to read carefully the Prospectus and Letter of Transmittal before instructing us to exchange your Additional Senior Secured Notes.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exchange Additional Senior Secured Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer expires at 11:59 p.m., New York City time, on                     , 2013, unless extended. The term “Expiration Date” shall mean 11:59 p.m., New York City time, on                     , 2013, unless the Exchange Offer is extended as provided in the Prospectus, in which case the term “Expiration Date” shall mean the latest date and time to which the Exchange Offer is extended. A tender of Additional Senior Secured Notes may be withdrawn at any time prior to 11:59 p.m., New York City time, on the Expiration Date.

Your attention is directed to the following:

1.

The Issuers will issue a like principal amount of Additional Exchange Notes in exchange for the principal amount of corresponding Additional Senior Secured Notes surrendered pursuant to the Exchange Offer, of which $72,882,000 aggregate principal amount of Additional Senior Secured Notes was outstanding as of the date of the Prospectus. The terms of the Additional Exchange Notes are identical in all respects to the corresponding Additional Senior Secured Notes, except that the Additional Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of additional interest to the holders of the Additional Senior Secured Notes under certain circumstances relating to the Registration Rights Agreement.

2.	THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CUSTOMARY CONDITIONS. SEE “THE EXCHANGE OFFER—CONDITIONS TO THE EXCHANGE OFFER” IN THE PROSPECTUS.

3.	The Exchange Offer and withdrawal rights will expire at 11:59 p.m., New York City time, at the end of , 2013, unless extended.

4.	The Issuers have agreed to pay the expenses of the Exchange Offer.

5.	Any transfer taxes incident to the transfer of Additional Senior Secured Notes from the tendering holder to us will be paid by the Issuers, except as provided in the Prospectus and the Letter of Transmittal.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Additional Senior Secured Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

If you wish us to tender any or all of your Additional Senior Secured Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached instruction form. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to exchange Additional Senior Secured Notes held by us and registered in our name for your account or benefit.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer of Verso Paper Holdings LLC and Verso Paper Inc.

This will instruct you to tender for exchange the aggregate principal amount of Additional Senior Secured Notes indicated below (or, if no aggregate principal amount is indicated below, all Additional Senior Secured Notes) held by you for the account or benefit of the undersigned, pursuant to the terms of and conditions set forth in the Prospectus and the Letter of Transmittal.

Aggregate Principal Amount of 11.75% Senior Secured Notes Due 2019 to be tendered for exchange:

$

* I (we) understand that if I (we) sign this instruction form without indicating an aggregate principal amount of Additional Senior Secured Notes in the space above, all Additional Senior Secured Notes held by you for my (our) account will be tendered for exchange.

Signature(s)

Capacity (full title), if signing in a fiduciary or representative capacity

Name(s) and address, including zip code

Date:

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

3